Exhibit 10.18
HMN FINANCIAL, INC.
DESCRIPTION OF 2011 CASH RETENTION AWARDS
          On January 27, 2011, the Compensation Committee of the Board of Directors of HMN Financial, Inc. (the “Company”), approved a grant of discretionary cash retention awards to certain executive officers and other employees of the Company and its wholly owned subsidiary, Home Federal Savings Bank (the “Bank”). The grant of these awards is subject to approval of the Company’s and the Bank’s primary regulator, the Office of Thrift Supervision (the “OTS”).
     These awards, which are payable in three equal annual installments, are for the purpose of retaining the persons who will receive these awards. An employee will vest in an installment if the employee remains employed on December 31 of each year and has been continuously employed throughout the year, or else has died or become disabled during the calendar year. An employee will vest in the entire unvested award if the employee is involuntary terminated without cause (as defined in the award agreement) or voluntarily terminates his or her employment for good reason (as defined in the award agreement) during the 12-month period following a change in control of the Company, but only to the extent that such vesting does not cause the Company to fail to meet its obligations under the Troubled Asset Relief Program or to comply with any applicable order or rule of, or memorandum of understanding with, directive or consent, approval or no objection requirement of, the OTS or other supervisory authority. The vested portion of the cash retention award will be paid to the employee by normal payroll on January 31 in the year following the year in which vesting occurs. The executive officers who have been designated for an award and the aggregate amount payable pursuant to the award are as follows: Dwain C. Jorgensen, Senior Vice President of Facilities and Compliance of the Company and Bank, $16,800 ($5,600 on January 31 in 2012, 2013 and 2014); Susan K. Kolling, Senior Vice President of the Company and the Bank, $24,720 ($8,240 on January 31 in 2012, 2013 and 2014).